Exhibit 3(i)

                            ARTICLES OF INCORPORATION
                                       OF
                              OUTDOOR RESORTS, INC.


                                   ARTICLE I

                      Corporate Name and Principal Office
                      -----------------------------------

     The name of this corporation in Outdoor Resorts, Inc. and its principal office and mailing address is 1509 South Florida Ave. Suite 3, Lakeland, FL 33803.

                                   ARTICLE II

                      Commencement of Corporate Existence
                      -----------------------------------

     The corporation shall come into existence on July 1, 1995.

                                  ARTICLE III

                           General Nature of Business
                           --------------------------

     This corporation may engage in any activity or business permitted under the laws Of the United States or of the State of Florida.

                                   ARTICLE IV

                              Common Capital Stock
                              --------------------

     The aggregate number of shares of common stock that this corporation shall be authorized to have outstanding at any one time shall be 50 n3illion shares of common stock at no par per share. F-ach share of issued and outstanding common stock shall entitle the holder thereof to participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the common stock, as well as in the net assets of the corporation upon liquidation or dissolution.

                                    ARTICLE V
                                 Preferred Stock
                                 ---------------

     The aggregate number of shares of preferred stock that this corporation shall be authorized to have outstanding at any one time shall be 25 million shares at no par value. The corporation may divide and issue the preferred shares in series, designated to distinguish each series from the shares of other series. The Board of Directors is hereby specially vested with


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authority to divide the classed of preferred shares into series so established to the full extent permitted by the Articles of Incorporation and laws in the State of Florida in respect to the following: (a) the number of shares to constitute such series, and the distinctive designation thereof; (b) the rate and preference of dividends, if any, time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (c) whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption; (d) the amount payable upon shares in the event of involuntary liquidation; (e) the amount payable upon shares in the event of voluntary liquidation; (f) sinking fund or other provisions, if any; for the redemption or purchase of shares (g) the terms and conditions on which shares may be converted if the share of any series are issued with the privilege of conversion; (h) voting powers, if any; and (i) any other relative rights and preferences of the shares of such series, including, without limitation, and restrictions on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights and powers to which shares of any further series shall be subject.

                                   ARTICLE VI
                      Initial Registered Office and Agent
                      -----------------------------------

     The street address of the initial registered office of the corporation shall be 1509 South Florida Ave., Suite 3, Lakeland, FL 33803, and the initial registered agent of the corporation at such address is Donald Mastropietro.

                                  ARTICLE VII
                                  Incorporator
                                  ------------

     The name and address of the corporation's incorporator is:


NAME                                        ADDRESS
----                                        -------
Richard Diamond                    1509 S. Florida Ave. Suite 3
                                   Lakeland, Florida 33803

                                  ARTICLE VIII
                                    By-Laws
                                    -------

     The power to adopt, alter, amend or repeal by-laws of this corporation shall be vested in its shareholders and separately in its Board of Directors, as prescribed by the by-laws of the corporation.

                                   ARTICLE IX
                                Indemnification
                                ---------------

     If in the judgment of a majority of the entire Board of Directors, (excluding from such majority any director under consideration for indemnification), the criteria set forth in 607.0850(l) or (2), Florida Statutes, as then in effect, have been met, then the corporation shall indemnify any director, officer, employee, or agent thereof, whether current of former, together with his or her personal representatives, devisees or heirs, in the manner and to the extent contemplated by 607.0850, as then in effect, or by any successor law thereto.

     IN WITNESS WHEREOF, the undersigned has executed these Articles this 30th day of June, 1995.

                                              /s/ Richard Diamond
                                              ----------------------------------
                                              Richard Diamond

                             CERTIFICATE DESIGNATING
                                REGISTERED AGENT
                                ----------------

     Pursuant to the provisions of 48.091 and 607.050 1, Florida Statutes, Outdoor Resorts, Inc. desiring to organize under the laws of the State of Florida, hereby designates Donald Mastropietro, an individual resident of the State of Florida, as its Registered Agent for the purpose of accepting service of process within such State and designates 1509 S. Florida Ave., Suite 3, Lakeland, Florida 33803, the business office of its Registered Agent, as its Registered Office. OUTDOOR RESORTS, INC.


                                       By:  /s/ Richard Diamond
                                            ------------------------------------
                                            Richard Diamond
                                            Incorporator

                                 ACKNOWLEDGMENT
                                 --------------

     I hereby accept my appointment as Registered Agent of the above named corporation, acknowledgment that I am familiar with and accept the obligation imposed by Florida law upon that position, and agree to act as such in accordance with provisions of 48.091 and 607.0505, Florida Statutes.

                                            /s/ Donald Mastropietro
                                            ------------------------------------
                                            Donald Mastropietro